CLARK WILSON LLP

BC's Law Firm for Business

Our File No. 31649-0001 / CW1174791.1

April 25, 2007

VIA ELECTRONIC MAIL

Gryphon Resources, Inc.
6550 Raleigh Street
Vancouver, BC V5S 2W8

Dear Sirs:

Re: Gryphon Resources, Inc. – Amended Registration Statement on Form SB-2 filed April 25, 2007

We have acted as counsel to Gryphon Resources, Inc. (the "Company"), a Nevada corporation, in connection with the preparation of an amended registration statement on Form SB-2 (the "Amended Registration Statement") through which up to 2,450,000 shares of the Company's common stock (the "Registered Shares"), $0.001 par value, are being registered pursuant to the *Securities Act of 1933*, for resale by certain selling shareholders named in the Registration Statement as further described in the Amended Registration Statement filed on April 25, 2007.

In connection with this opinion, we have examined the originals or copies of the corporate instruments, certificates and other documents of the Company, including the following documents:

(a) Articles of Incorporation of the Company;

(b) Bylaws of the Company;

(c) Resolutions adopted by the Board of Directors of the Company pertaining to the Registered Shares;

(d) the Amended Registration Statement; and

(e) the Prospectus (the "Prospectus") constituting a part of the Amended Registration Statement.

We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified. As to all questions of fact material to this opinion which have not been independently established, we have relied upon statements or certificates of officers or representatives of the Company.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares are duly and validly authorized and issued, fully paid and non-assessable.

This opinion letter is opining upon and is limited to the current federal laws of the United States and the Nevada General Corporation law, including the statutory provisions, and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Amended Registration Statement and to the references to us therein.

Yours truly,

Clark Wilson LLP

cc: United States Securities and Exchange Commission